Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to NON GAAP

For the nine months ended September 30, 2010 and 2009

	Three months ended		Nine months ended
(in millions)	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Reconciliation of Non-GAAP measure:
Net income	80.6	73.7	$60.0	$127.5
Income tax provision	49.3	45.9	76.5	78.5
Interest expense, net	46.2	35.2	130.3	110.2
Depreciation and amortization	36.5	32.7	103.0	94.4

Earnings before interest, taxes, depreciation and amortization (EBITDA)	212.6	187.5	369.8	410.6

Other adjustments:
Reorganization and acquisition-related integration costs, net	—	4.3	—	19.3
Transaction costs	—	—	14.5	—
Venezuela hyperinflationary and devaluation charges	—	—	78.1	—
Impairment of goodwill and other intangible assets	0.7	—	19.0	—
Fair value adjustment to inventory	—	—	25.3	—

As Adjusted EBITDA	$213.3	$191.8	$506.7	$429.9

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange and the Mapa Spontex acquisition from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth for the three months ended September 30, 2010:

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	6.9%	4.6%	75.0%	37.3%	31.7%	18.5%
Foreign exchange impacts	1.1%	3.4%	(0.2%)	0.7%	—%	1.7%
Less: Mapa Spontex acquisition	—%	—%	(77.7%)	—%	—%	(12.9%)

Organic net sales growth	8.0%	8.0%	(2.9%)	38.0%	31.7%	7.3%